Exhibit 23.2




                                     CONSENT



The Board of Directors
Dynex Capital, Inc.:



     We consent to incorporation by reference in the Registration Statements Nos. 333-22859, 333-10783, 333-10587 and 333-35769 of Dynex Capital, Inc. on
Form S-3 and Registration Statement No. 333-32663 of Dynex Capital, Inc. on Form S-8 of our report dated February 4, 1998, except as to the 1997 and 1996 information contained in Note 16, which is as of April 14, 1999, relating to the consolidated balance sheet of Dynex Capital, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in the December 31, 1998 Form 10-K/A of Dynex Capital, Inc.



KPMG LLP

Richmond, Virginia
April 14, 1999